CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1986 Incentive Stock Option Plan, 1993 Directors' Stock Option Plan and the 1993 Employee Stock Purchase Plan of Actel Corporation of our report dated January 21, 1998 with respect to the consolidated financial statements of Actel Corporation incorporated by reference in its Annual Report (Form 10-K) f for the year ended December 31, 1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



/s/  ERNST & YOUNG

San Jose, California
February 2, 1999


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